Exhibit 99.1

NEWS RELEASE

NABORS INITIATES FIRST QUARTERLY CASH DIVIDEND

HAMILTON, Bermuda, February 27, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors has approved the initiation of a quarterly cash dividend.  A dividend of $0.04 per common share will be paid on March 28, 2013, to shareholders of record at the close of business on March 11, 2013.

Tony Petrello, Nabors’ Chairman and CEO, commented, “The Board’s initiation of a dividend reflects the financial strength of the Company and our commitment to return value to our shareholders.  As we discussed when we announced our recent fourth-quarter earnings, we are making good progress toward our strategic objectives, including reducing debt and improving our overall liquidity.  The Company’s strong cash flow generation gives us the ability to take steps to deliver value to shareholders while also maintaining the right level of capital investment in new technologies and other items that will enable us to grow the business over the long term.”

Amounts and timing of future dividends are subject to approval by Nabors’ Board and will depend on future business conditions, financial conditions, results of operations and other factors.

The Nabors companies own and operate approximately 474 land drilling rigs throughout the world and approximately 548 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.